UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2011
CHAMPIONS BIOTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Science and Technology Park at Johns Hopkins 855 N. Wolfe Street, Suite 619, Baltimore, Maryland	21205

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (410) 369-0365
Inapplicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.
On March 24, 2011, Champions Biotechnology, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Battery Ventures IX, L.P. and Battery Investment Partners IX, LLC (collectively, “Battery”), Harris & Harris Group, Inc., Perceptive Life Sciences Master Fund Ltd., Porter Partners, L.P., EDJ Limited, Northwood Capital Partners, LP, The Oliver D. Curme Children’s Trust — 1977, Richard L. Sandor Revocable Trust, Steve Geller, Joel Ackerman, Chief Executive Officer and a director of the Company, Dr. Ronnie Morris, President and a director of the Company, and Bernard Kaminetsky (collectively, the “Investors”), for the sale to the Investors of an aggregate 12,533,333 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $0.75 per share, or an aggregate of $9,400,000. As part of the purchase, certain of the Investors received warrants to purchase an aggregate 1,010,000 shares of Common Stock at $0.90 per share (the “Warrants”). The Warrants expire five years after the closing date. Closing is expected to take place within 15 days.
The Agreement contains certain anti-dilution protections for the Investors and certain registration rights with respect to the shares of Common Stock to be issued to the Investors. Furthermore, Investors will have the right to require the Company to repurchase the purchased shares (the “Put Option”) for cash for $0.75 upon a change of control or sale of substantially all of the company’s assets. The Put Option will terminate upon the achievement of certain financial milestones.
Pursuant to the terms of the Agreement, the Company agreed to present one nominee nominated by Battery to become a member of the Company’s Board of Directors either through an action by written consent or through the vote of the Company’s stockholders at the next meeting of the Company’s stockholders; provided, however, that the Company will not be obligated to present the Battery nominee in the event that Battery has sold greater than or equal to twenty-five percent (25%) of the shares of Common Stock it purchases pursuant to the Agreement.
The shares of Common Stock to be sold pursuant to the Agreement will be sold to accredited investors only in a private placement in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.
The foregoing description is qualified in its entirety by the terms of the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.
The Company intends to use up to $1.4 million of the proceeds from the sale to purchase outstanding shares of the Company’s Common Stock in one or more private transactions at a discount to the $0.75 purchase price of this financing. The balance of the proceeds will be used for general corporate purposes.
The Company intends to issue a press release describing the transaction following the closing.

Item 3.02.	Unregistered Sales of Equity Securities.
The information required by this Item is described in Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed herewith:

Exhibit No.
10.1	Securities Purchase Agreement dated as of March 24, 2011
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS BIOTECHNOLOGY, INC. (Registrant)
Date: March 30, 2011	By:	/s/ Joel Ackerman
Joel Ackerman
Chief executive Officer